As filed with the Securities and Exchange Commission on October 15, 2007

File No. 333-[__________]

UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

STONE TAN CHINA ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	20-8387484
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 1A, 11th Floor, Tower 1

China Hong Kong City

33 Canton Road

Kowloon, Hong Kong

852-27355493

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Tan, Chief Executive Officer

Stone Tan China Acquisition Corp.

Suite 1A, 11th Floor, Tower 1

China Hong Kong City

33 Canton Road

Kowloon, Hong Kong

852-27355493

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Fran Stoller, Esq.	Jonathan Klein, Esq.
Giovanni Caruso, Esq.	William Haddad, Esq.
Loeb & Loeb LLP	DLA Piper LLP
345 Park Avenue	1251 Avenue of the Americas
New York, New York 10154	New York, New York 10020
Telephone:(212) 407-4935	Telephone:(212) 335-4902
Facsimile:(212) 214-0706	Facsimile:(212) 335-4501
fstoller@loeb.com	jonathan.klein@dlapiper.com

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒  333-142729

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Security Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Units, each consisting of one share of common stock, $0.001 par value, and one warrant(3)	5,750,000	$8.00	$46,000,000	$1,412
Common stock included as part of the units(3)	5,750,000	—	—	0	(4)
Warrants included as part of the units(3)	5,750,000	—	—	0	(4)
Total			$46,000,000	$1,412	(4)

(1)             Pursuant to Rule 416, there are also being registered such number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(2)    Estimated solely for the purpose of calculating the registration fee.

(3)             Includes 750,000 units, and 750,000 shares of common stock and 750,000 warrants underlying such units, which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(4)             The Company has an unused credit balance with the SEC of $6,859. Accordingly, pursuant to Rule 457(p) under the Securities Act, the full amount of the registration fee currently due for this Registration Statement has been offset against such credit balance.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Explanatory Note

This Registration Statement on Form S-1 is being filed with respect to the registration, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of 5,750,000 additional units, each unit consisting of one share of common stock, par value $0.0001 per share, and one warrant entitling the holder thereof to purchase one share of common stock, and the 5,7500,000 shares of common stock and 5,750,000 warrants underlying such units, of Stone Tan China Acquisition Corp. (the “Registrant”), a Delaware corporation, including 750,000 units that may be purchased by the underwriters to cover over-allotments, if any. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-142729) (the “Prior Registration Statement”), initially filed by the Registrant on May 8, 2007 and declared effective by the Securities and Exchange Commission (the “Commission”) on October 15, 2007. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

All exhibits filed with or incorporated by reference in Registrant’s Registration Statement on Form S-1, as amended (File No. 333-142729), are incorporated by reference into, and shall be deemed to be part of, this Registration Statement, except for the following, which are filed herewith:

Exhibit No.	Description
5.1	Opinion of Loeb & Loeb LLP
23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
23.2	Consent of Gumbiner Savett Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 15, 2007.

STONE TAN CHINA ACQUISITION CORP.

By:	/s/ Richard Tan
Richard Tan, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Richard Tan	Chief Executive Officer and Director	October 15, 2007
Richard Tan	(Principal Executive and Financial Officer)

/s/ Roger W. Stone	Chairman of the Board of Directors	October 15, 2007
Roger W. Stone